Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000
FOR IMMEDIATE RELEASE
Crawford & Company Reports 2015 Fourth Quarter and Annual Results
Issues 2016 Guidance

ATLANTA, GA. (March 10, 2016) -- Crawford & Company (www.crawfordandcompany.com) (NYSE: CRDA and CRDB), one of the world's largest independent providers of claims management solutions to insurance companies and self-insured entities, today announced its financial results for the fourth quarter and year ended December 31, 2015.

The Company's two classes of stock are substantially identical, except with respect to voting rights and the Company's ability to pay greater cash dividends on the non-voting Class A Common Stock (CRDA) than on the voting Class B Common Stock (CRDB), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRDA must receive the same type and amount of consideration as holders of CRDB, unless different consideration is approved by the holders of 75% of CRDA, voting as a class.

Consolidated Results
Full Year 2015 Summary

•	Revenues before reimbursements of $1.170 billion, a 2% increase over $1.143 billion in 2014

•	Net loss attributable to shareholders of $(45.5) million, down from net income of $30.6 million in 2014

•	Restructuring and special charges of $34.4 million pretax, or $0.46 per share for CRDA and CRDB

•	Goodwill impairment charges of $49.3 million pretax, or $0.86 per share for CRDA and CRDB

•	Diluted loss per share of $(0.79) for CRDA and $(0.87) for CRDB

•	Diluted earnings per share of $0.53 for CRDA and $0.45 for CRDB on a non-GAAP basis, before goodwill impairment, restructuring and special charges

•	Consolidated operating earnings, a non-GAAP financial measure, were $70.4 million in 2015, down from $73.1 million in 2014

Fourth Quarter 2015 Summary

•	Revenues before reimbursements of $284.9 million, flat with $285.5 million for fourth quarter of 2014

•	Net loss attributable to shareholders of $(51.7) million, down from net income of $3.3 million in the same period last year

•	Restructuring and special charges of $18.0 million pretax, or $0.25 per share for CRDA and CRDB

•	Goodwill impairment charges of $49.3 million pretax, or $0.86 per share for CRDA and CRDB

•	Diluted loss per share of $(0.93) for CRDA and $(0.95) for CRDB

•	Diluted earnings per share of $0.18 for CRDA and $0.16 for CRDB on a non-GAAP basis, before goodwill impairment, restructuring and special charges

•	Consolidated operating earnings, a non-GAAP financial measure, were $19.0 million in the 2015 fourth quarter, compared with $15.3 million in the 2014 period

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Mr. Harsha V. Agadi, interim chief executive officer of Crawford & Company, stated, "While the market backdrop continued to be challenging through the fourth quarter, we moved aggressively to execute our restructuring plan and removed over $25 million of cost from our expense base as we enter 2016. Early signs of success can be seen in our performance this quarter as our consolidated operating earnings increased 24% over the fourth quarter of 2014. We will continue to be vigilant and work to identify further opportunities for expense reduction as we remain laser focused on expanding margins."

Mr. Agadi continued, "Looking at our results for the fourth quarter in more detail, our U.S. Services segment continued to perform very well delivering strong revenue growth with operating margins reaching 14%, up 100 bps from the third quarter's level. We benefited from a large outsourced services project, continued growth in our U.S. Contractor Connection service line, and reduced expenses. Our Broadspire segment also continued to be a bright spot with robust revenue and earnings growth driven by increased casualty claim referrals, market share gains and the introduction of new products. Lastly, our Garden City Group and International segments continue to face headwinds. We remain committed to expanding margins through further cost reduction over the course of 2016."

Mr. Agadi concluded, "While our overall results are not yet where they need to be, I am very excited by the opportunities in front of us and am optimistic on the direction of our Company as we work to improve our profitability and uncover opportunities to grow revenues. Our cost reduction plans are expected to enable our businesses to achieve their target operating margins in the current claim environment while providing significant leverage as volumes grow. Looking forward, we are aggressively re-positioning our Company to deliver more predictable financial results and growth as we strive to create long-term shareholder value."

Fourth Quarter and Full Year 2015 Financial Results Compared to Prior Year

Fourth quarter 2015 consolidated revenues before reimbursements totaled $284.9 million, compared with $285.5 million for fourth quarter 2014. Fourth quarter 2015 net loss attributable to shareholders of Crawford & Company was $(51.7) million compared with net income of $3.3 million in the fourth quarter of 2014. Fourth quarter 2015 diluted loss per share was $(0.93) for CRDA and $(0.95) for CRDB, compared with diluted earnings per share of $0.07 for CRDA and $0.05 for CRDB in the prior year quarter. Before goodwill impairment, restructuring and special charges, fourth quarter 2015 diluted earnings per share on a non-GAAP basis were $0.18 for CRDA and $0.16 for CRDB. Consolidated operating earnings, a non-GAAP financial measure, were $19.0 million in the 2015 fourth quarter, compared with $15.3 million in the 2014 period.

Full year consolidated revenues before reimbursements were $1.170 billion in 2015, an increase of 2% compared with $1.143 billion for 2014. Net loss attributable to Crawford & Company was $(45.5) million in 2015, compared with net income of $30.6 million in 2014. Full year 2015 diluted loss per share was $(0.79) for CRDA and $(0.87) for CRDB, after goodwill impairment, restructuring and special charges, compared with diluted earnings per share of $0.57 for CRDA and $0.52 for CRDB in the prior year. Before the goodwill impairment, restructuring and special charges, diluted earnings per share on a non-GAAP basis were $0.53 for CRDA and $0.45 for CRDB. Consolidated operating earnings, a non-GAAP financial measure, were $70.4 million and $73.1 million in 2015 and 2014, respectively.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Segment Results for the Fourth Quarter and Full Year

In the fourth quarter of 2015, the Company realigned two of its reportable segments by moving its Canada and Latin America/Caribbean operations from the former Americas segment to the newly formed International segment, previously referred to as the EMEA/AP (Europe, Middle East, Africa, and Asia-Pacific) segment. The former Americas segment, without Canada and Latin America/Caribbean, is now the U.S. Services segment. The results of the former EMEA/AP and Americas segments are no longer reported separately. The results of prior periods have been revised to conform to the current presentation of our reportable segments. The change in reporting segments did not have any impact on previously reported consolidated financial results.

U.S. Services

U.S. Services revenues before reimbursements were $56.8 million in the fourth quarter of 2015, increasing 12% from $50.7 million in the fourth quarter of 2014. The revenue increase was primarily due to an increase in the U.S. Catastrophe Services service line revenues resulting from an outsourcing project for a major U.S. insurance carrier and an increase in U.S. Contractor Connection revenues, partially offset by a reduction in weather-related cases in U.S. Claims Field Operations. Operating earnings were $7.9 million in the 2015 fourth quarter, compared with $1.3 million in the fourth quarter of 2014, representing operating margins of 14% and 2% in the 2015 and 2014 periods, respectively.

For the year, U.S. Services revenues before reimbursements increased 13% to $242.5 million in 2015 compared with $215.4 million in 2014. Operating earnings increased to $32.7 million in 2015, from $18.0 million in 2014, representing operating margins of 13% and 8% in 2015 and 2014, respectively.

International

Fourth quarter 2015 revenues before reimbursements for the International segment totaled $124.9 million, compared with $125.6 million in the 2014 fourth quarter. This decrease was due to a reduction in claim activity and changes in foreign exchange rates which negatively impacted revenues by approximately 13% in the fourth quarter compared with the prior year period, partially offset by the inclusion of $19.6 million in revenues from the fourth quarter 2014 acquisition of GAB Robins in the U.K. International segment operating earnings were $7.3 million in the 2015 fourth quarter, compared with $9.6 million in the 2014 quarter. The segment's operating margin was 6% in the 2015 period as compared to 8% in the 2014 quarter.

For the year, revenues before reimbursements in our International segment totaled $506.7 million in 2015, compared with $488.3 million in 2014. The increase in revenues from the GAB Robins acquisition was partially offset by negative foreign exchange rate impacts of approximately 13% in 2015 compared with 2014. International segment operating earnings were $18.8 million in 2015, compared with $25.3 million in 2014, representing operating margins of 4% in 2015 compared with 5% in 2014.

Broadspire

Broadspire segment revenues before reimbursements were $75.4 million in the 2015 fourth quarter, up from $69.2 million in the 2014 fourth quarter. The revenue increase was due to organic growth, new clients, higher client retention, the transfer of accident and health cases from our U.S. Services segment, and increased medical management services referrals. Broadspire recorded operating earnings of $7.0 million in the fourth quarter of 2015, representing an operating margin of 9%, compared with $6.3 million, or 9% of revenues, in the 2014 fourth quarter.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

For the year, Broadspire segment revenues before reimbursements increased 9% to $293.0 million in 2015 compared with $268.9 million in 2014. Broadspire recorded operating earnings of $24.0 million in 2015, or 8% of revenues, compared with $15.5 million, or 6% of revenues, in 2014.

Garden City Group

Garden City Group revenues before reimbursements were $27.7 million in the fourth quarter of 2015, compared with $40.0 million in the same period of 2014. The decrease in revenues was primarily due to declines in volumes associated with several large ongoing cases. Operating earnings were $1.7 million in the 2015 fourth quarter as compared to $4.5 million in the 2014 period, with the related operating margin decreasing from 11% in the 2014 period to 6% in the 2015 period.

For the year, Garden City Group revenues before reimbursements were $128.2 million in 2015, compared with $170.3 million in 2014. Operating earnings were $11.5 million in 2015, compared with $22.8 million in 2014, with the related operating margin decreasing to 9% in 2015 from 13% in 2014. At December 31, 2015 there was a backlog of projects awarded totaling approximately $81.0 million, compared with $102.0 million at December 31, 2014.

Unallocated Corporate and Shared Costs, Net

Unallocated corporate costs were $5.0 million in the fourth quarter of 2015, compared with $6.4 million in the same period of 2014. The decrease was primarily due to one time acquisition related costs in the 2014 period.

Unallocated corporate costs were $16.6 million in 2015, compared with $8.6 million in 2014. This increase was primarily due to a $3.7 million increase in unallocated professional fees, $2.4 million in higher self-insured expenses, increased U.S. defined benefit pension plan expense of $1.5 million, and the settlement of a specific legal claim.

Goodwill Impairment, Restructuring and Special Charges

The Company recognized goodwill impairment charges in the amount of $49.3 million related to its former EMEA/AP and Americas excluding U.S. Contractor Connection reporting units during 2015. The noncash goodwill impairment charge is not reflected in segment operating earnings. This impairment charge did not affect the Company's liquidity and had no effect on the Company's compliance with the financial covenants under its Credit Facility. During 2015, the Company also recorded restructuring and special charges of $34.4 million. There were no restructuring or special charges in 2014. Restructuring costs of $28.7 million were comprised of costs associated with the ongoing implementation of the Global Business Services Center in Manila, Philippines, integration costs related to the GAB Robins acquisition, and other restructuring costs in our operating segments and administrative areas. Special charges of $5.6 million were for certain legal and professional fees and employee separation costs.

The goodwill impairment referred to above was recognized during the 2015 fourth quarter. During the 2015 fourth quarter, the Company also recorded restructuring and special charges of $18.0 million. Restructuring charges of $17.3 million for the 2015 fourth quarter were comprised of costs associated with the ongoing implementation of the Global Business Services Center, integration costs related to the GAB Robins acquisition, and other restructuring activities in the operating segments and administrative areas. Special charges of $0.7 million for the quarter were incurred for certain legal and professional fees.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Balance Sheet and Cash Flow

Crawford & Company's consolidated cash and cash equivalents position as of December 31, 2015 totaled $76.1 million compared with $52.5 million at December 31, 2014.

The Company's operations provided $61.7 million of cash during 2015, compared with $6.6 million in 2014. The $55.0 million improvement in cash provided by operating activities in 2015 compared with 2014 was primarily due to improved collections of accounts receivable and lower payments for accrued liabilities including incentive compensation.

The Company's 2015 effective income tax rate was distortive, primarily due to the largely nondeductible goodwill impairment charge, our inability to recognize tax benefits for certain international net operating losses, and fluctuations in the mix of income earned. Additionally, current year losses in certain operations, including losses due to restructuring and special charges, are in jurisdictions with lower tax rates or where the losses are unable to be benefited.

2016 Guidance

Crawford & Company is issuing its initial guidance for 2016 as follows:

•	Consolidated revenues before reimbursements between $1.05 and $1.10 billion;

•	Consolidated operating earnings between $80.0 and $90.0 million;

•
Before expected restructuring charges, net income attributable to shareholders of Crawford & Company on a non-GAAP basis between $36.0 and $42.0 million, or $0.67 to $0.77 diluted earnings per CRDA share, and $0.59 to $0.69 diluted earnings per CRDB share; and

•
After expected restructuring charges, net income attributable to shareholders of Crawford & Company between $24.0 and $30.0 million, or $0.48 to $0.58 diluted earnings per CRDA share, or $0.40 to $0.50 diluted earnings per CRDB share.

The Company expects to incur restructuring charges in 2016 totaling $15.6 million pretax, or $0.19 in diluted earnings per share after tax. This is comprised of approximately $8.4 million related to the Global Business Services Centers, which should be partially offset by initial savings in 2016 of $8.0 million, and $7.2 million related to previously announced restructuring plans and special charges.

To a significant extent, Crawford's business depends on case volumes. The Company cannot predict the future trend of case volumes for a number of reasons, including the fact that the frequency and severity of weather-related claims and the occurrence of natural and man-made disasters, which are a significant source of claims and revenue for the Company, are generally not subject to accurate forecasting.

In recent periods the Company has derived a material portion of its revenues and operating earnings from a limited number of client engagements and special projects within its Garden City Group segment, specifically its work on the gulf-related class action settlement. Although the Company continued to earn revenues from the Garden City Group projects in 2015, these revenues, and related operating earnings, were at a reduced rate as compared to 2014. We expect activity on these projects to continue in 2016, although at further reduced rates.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Conference Call

Crawford & Company's management will host a conference call with investors on Thursday, March 10, 2016 at 1:00 p.m. Eastern Time to discuss fourth quarter and full year 2015 results. The call will be recorded and available for replay through April 10, 2016. You may dial 1-855-859-2056 to listen to the replay. The access code is 90678408. Alternatively, please visit our web site at www.crawfordandcompany.com for a live audio web cast and related financial presentation.

Non-GAAP Presentation

In the normal course of business, our operating segments incur certain out-of-pocket expenses that are thereafter reimbursed by our clients. Under GAAP, these out-of-pocket expenses and associated reimbursements are required to be included when reporting expenses and revenues, respectively, in our consolidated results of operations. In the foregoing discussion and analysis of segment results of operations, we do not include a gross up of segment expenses and revenues for these pass-through reimbursed expenses. The amounts of reimbursed expenses and related revenues offset each other in our results of operations with no impact to our net income or operating earnings. A reconciliation of revenues before reimbursements to consolidated revenues determined in accordance with GAAP is self-evident from the face of the accompanying unaudited condensed consolidated statements of operations.

Operating earnings is the primary financial performance measure used by our senior management and chief operating decision maker ("CODM") to evaluate the financial performance of our Company and operating segments, and make resource allocation and certain compensation decisions. Unlike net income, segment operating earnings is not a standard performance measure found in GAAP. We believe this measure is useful to others in that it allows them to evaluate segment and consolidated operating performance using the same criteria used by our senior management and CODM. Consolidated operating earnings represent segment earnings including certain unallocated corporate and shared costs, but before net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, goodwill impairment, restructuring and special charges, income taxes, and net income or loss attributable to noncontrolling interests. The reconciliation of operating earnings to net (loss) income attributable to shareholders of Crawford & Company on a GAAP basis is presented below.

Unallocated corporate and shared costs represent expenses related to our chief executive officer and Board of Directors, certain provisions for bad debt allowances or subsequent recoveries such as those related to bankrupt clients, defined benefit pension costs or credits for our frozen U.S. pension plan, certain self-insurance costs and recoveries, and professional fees for corporate level projects that are not allocated to our individual operating segments but are included in our financial performance measure of consolidated operating earnings. Goodwill impairment, restructuring and special charges are non-core items not directly related to our normal business or operations, or our future performance.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Income taxes, net corporate interest expense, stock option expense, and amortization of customer-relationship intangible assets are recurring components of our net income, but they are not considered part of our consolidated or segment operating earnings because they are managed on a corporate-wide basis. Income taxes are calculated for the Company on a consolidated basis based on statutory rates in effect in the various jurisdictions in which we provide services, and varies significantly by jurisdiction. Net corporate interest expense results from capital structure decisions made by senior management and the Board of Directors and affecting the Company as a whole. Stock option expense represents the non-cash costs generally related to stock options and employee stock purchase plan expenses which are not allocated to our operating segments. Amortization expense is a non-cash expense for finite-lived customer-relationship and trade name intangible assets acquired in business combinations. None of these costs relate directly to the performance of our services or operating activities and, therefore, are excluded from segment operating earnings in order to better assess the results of each segment's operating activities on a consistent basis.

Following is a reconciliation of segment and consolidated operating earnings to net (loss) income attributable to shareholders of Crawford & Company on a GAAP basis and the related margins as a percentage of revenues before reimbursements for all periods presented (in thousands, except percentages):

	Quarter ended				Year ended
	December 31, 2015	% Margin	December 31, 2014	% Margin	December 31, 2015	% Margin	December 31, 2014	% Margin
Operating earnings:
U.S. Services	$7,865	14%	$1,258	2%	$32,702	13%	$18,039	8%
International	7,315	6%	9,578	8%	18,799	4%	25,344	5%
Broadspire	7,045	9%	6,329	9%	24,017	8%	15,469	6%
Garden City Group	1,694	6%	4,514	11%	11,507	9%	22,849	13%
Unallocated corporate and shared costs, net	(4,966)	(2)%	(6,392)	(2)%	(16,605)	(1)%	(8,582)	(1)%
Consolidated operating earnings	18,953	7%	15,287	5%	70,420	6%	73,119	6%
(Deduct) add:
Net corporate interest expense	(2,145)	(1)%	(1,499)	(1)%	(8,383)	(1)%	(6,031)	(1)%
Stock option expense	(76)	—%	(179)	—%	(433)	—%	(859)	—%
Amortization expense	(2,886)	(1)%	(1,595)	(1)%	(9,668)	(1)%	(6,341)	(1)%
Goodwill impairment charges	(49,314)	(17)%	—		(49,314)	(4)%	—
Restructuring and special charges	(18,012)	(6)%	—	—%	(34,395)	(3)%	—	—%
Income taxes	1,503	1%	(8,286)	(3)%	(13,832)	(1)%	(28,780)	(3)%
Net loss (income) attributable to non-controlling interests	306	—%	(412)	—%	117	—%	(484)	—%
Net (loss) income attributable to shareholders of Crawford & Company	$(51,671)	(18)%	$3,316	1%	$(45,488)	(4)%	$30,624	3%

Further information regarding the Company's operating results for the quarter and year ended December 31, 2015, financial position as of December 31, 2015, and cash flows for the year ended December 31, 2015 is shown on the attached unaudited condensed consolidated financial statements.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

About Crawford & Company

Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is one of the world's largest independent providers of claims management solutions to the risk management and insurance industry, as well as to self-insured entities, with an expansive global network serving clients in more than 70 countries. The Crawford SolutionSM offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management, workers' compensation claims and medical management, and legal settlement administration.

The Company's shares are traded on the NYSE under the symbols CRDA and CRDB. The Company's two classes of stock are substantially identical, except with respect to voting rights and the Company's ability to pay greater cash dividends on the non-voting Class A Common Stock than on the voting Class B Common Stock, subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of Class A Common Stock must receive the same type and amount of consideration as holders of Class B Common Stock, unless different consideration is approved by the holders of 75% of the Class A Common Stock, voting as a class.

Earnings per share may be different between CRDA and CRDB due to the payment of a higher per share dividend on CRDA than CRDB, and the impact that has on the earnings per share calculation according to generally accepted accounting principles.

FOR FURTHER INFORMATION REGARDING THIS PRESS RELEASE, PLEASE CALL BRUCE SWAIN AT (404) 300-1051.

This press release contains forward-looking statements, including statements about the expected future financial condition, results of operations and earnings outlook of Crawford & Company. Statements, both qualitative and quantitative, that are not historical facts may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from historical experience or Crawford & Company's present expectations. Accordingly, no one should place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Crawford & Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise or not arise after the date the forward-looking statements are made. For further information regarding Crawford & Company, including factors that could cause our actual financial condition, results or earnings to differ from those described in any forward-looking statements, please read Crawford & Company's reports filed with the SEC and available at www.sec.gov or in the Investor Relations section of Crawford & Company's website at www.crawfordandcompany.com.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In Thousands, Except Per Share Amounts and Percentages)

Three Months Ended December 31,	2015	2014	% Change

Revenues:

Revenues Before Reimbursements	$284,875	$285,455	—%
Reimbursements	15,629	20,187	(23)%
Total Revenues	300,504	305,642	(2)%

Costs and Expenses:

Costs of Services Provided, Before Reimbursements	206,680	215,118	(4)%
Reimbursements	15,629	20,187	(23)%
Total Costs of Services	222,309	235,305	(6)%

Selling, General, and Administrative Expenses	62,256	57,900	8%
Corporate Interest Expense, Net	2,145	1,499	43%
Goodwill Impairment Charges	49,314	—	nm
Restructuring and Special Charges	18,012	—	nm
Total Costs and Expenses	354,036	294,704	20%

Other Income	52	1,076	(95)%

(Loss) Income Before Income Taxes	(53,480)	12,014	(545)%
(Benefit) Provision for Income Taxes	(1,503)	8,286	(118)%

Net (Loss) Income	(51,977)	3,728	(1,494)%

Net Loss (Income) Attributable to Noncontrolling Interests	306	(412)	(174)%

Net (Loss) Income Attributable to Shareholders of Crawford & Company	$(51,671)	$3,316	(1,658)%

(Loss) Earnings Per Share - Basic:
Class A Common Stock	$(0.93)	$0.07	(1,429)%
Class B Common Stock	$(0.95)	$0.05	(2,000)%

(Loss) Earnings Per Share - Diluted:
Class A Common Stock	$(0.93)	$0.07	(1,429)%
Class B Common Stock	$(0.95)	$0.05	(2,000)%

Cash Dividends Per Share:
Class A Common Stock	$0.07	$0.07	—%
Class B Common Stock	$0.05	$0.05	—%

nm = not meaningful

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In Thousands, Except Per Share Amounts and Percentages)

Year Ended December 31,	2015	2014	% Change

Revenues:

Revenues Before Reimbursements	$1,170,385	$1,142,851	2%
Reimbursements	71,135	74,112	(4)%
Total Revenues	1,241,520	1,216,963	2%

Costs and Expenses:

Costs of Services Provided, Before Reimbursements	869,217	840,702	3%
Reimbursements	71,135	74,112	(4)%
Total Costs of Services	940,352	914,814	3%

Selling, General, and Administrative Expenses	241,602	237,880	2%
Corporate Interest Expense, Net	8,383	6,031	39%
Goodwill Impairment Charges	49,314	—	nm
Restructuring and Special Charges	34,395	—	nm
Total Costs and Expenses	1,274,046	1,158,725	10%

Other Income	753	1,650	(54)%

(Loss) Income Before Income Taxes	(31,773)	59,888	(153)%
Provision for Income Taxes	13,832	28,780	(52)%

Net (Loss) Income	(45,605)	31,108	(247)%

Net Loss (Income) Attributable to Noncontrolling Interests	117	(484)	(124)%

Net (Loss) Income Attributable to Shareholders of Crawford & Company	$(45,488)	$30,624	(249)%

(Loss) Earnings Per Share - Basic:
Class A Common Stock	$(0.79)	$0.58	(236)%
Class B Common Stock	$(0.87)	$0.52	(267)%

(Loss) Earnings Per Share - Diluted:
Class A Common Stock	$(0.79)	$0.57	(239)%
Class B Common Stock	$(0.87)	$0.52	(267)%

Cash Dividends Per Share:
Class A Common Stock	$0.28	$0.24	17%
Class B Common Stock	$0.20	$0.18	11%

nm = not meaningful

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
As of December 31, 2015 and December 31, 2014
Unaudited
(In Thousands, Except Par Values)

	December 31,	December 31,
	2015	2014
ASSETS

Current Assets:
Cash and Cash Equivalents	$76,066	$52,456
Accounts Receivable, Net	164,596	180,096
Unbilled Revenues, at Estimated Billable Amounts	98,659	103,163
Income Taxes Receivable	4,255	2,779
Prepaid Expenses and Other Current Assets	26,601	29,089
Total Current Assets	370,177	367,583

Property and Equipment	140,383	143,273
Less Accumulated Depreciation	(102,331)	(102,414)
Net Property and Equipment	38,052	40,859

Other Assets:
Goodwill	95,616	131,885
Intangible Assets Arising from Business Acquisitions, Net	104,861	75,895
Capitalized Software Costs, Net	79,996	75,536
Deferred Income Tax Assets	47,371	66,927
Other Noncurrent Assets	47,333	30,634
Total Other Assets	375,177	380,877

Total Assets	$783,406	$789,319

LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilities:
Short-Term Borrowings	$19,958	$2,002
Accounts Payable	44,615	48,597
Accrued Compensation and Related Costs	68,843	82,151
Self-Insured Risks	14,122	14,491
Income Taxes Payable	4,419	2,618
Deferred Income Taxes	—	14,523
Deferred Rent	13,303	13,576
Other Accrued Liabilities	44,577	35,784
Deferred Revenues	46,552	45,054
Current Installments of Capital Leases	1,959	763
Total Current Liabilities	258,348	259,559

Noncurrent Liabilities:
Long-Term Debt and Capital Leases, Less Current Installments	225,365	154,046
Deferred Revenues	26,592	26,706
Self-Insured Risks	9,354	10,041
Accrued Pension Liabilities	121,732	142,343
Other Noncurrent Liabilities	17,664	17,271
Total Noncurrent Liabilities	400,707	350,407

Shareholders' Investment:
Class A Common Stock, $1.00 Par Value	30,537	30,497
Class B Common Stock, $1.00 Par Value	24,690	24,690
Additional Paid-in Capital	41,936	38,617
Retained Earnings	239,161	301,091
Accumulated Other Comprehensive Loss	(222,631)	(221,958)
Shareholders' Investment Attributable to Shareholders of Crawford & Company	113,693	172,937
Noncontrolling Interests	10,658	6,416
Total Shareholders' Investment	124,351	179,353

Total Liabilities and Shareholders' Investment	$783,406	$789,319

Press Release
`CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000
CRAWFORD & COMPANY
SUMMARY RESULTS BY OPERATING SEGMENT
Unaudited
(In Thousands, Except Percentages)
Three Months Ended December 31,

	U.S. Services		%	International		%	Broadspire		%	Garden City Group		%
	2015	2014	Change	2015	2014	Change	2015	2014	Change	2015	2014	Change

Revenues Before Reimbursements	$56,805	$50,653	12%	$124,944	$125,588	(1)%	$75,442	$69,184	9%	$27,684	$40,030	(31)%

Direct Compensation, Fringe Benefits & Non-Employee Labor	34,995	34,322	2%	80,279	84,574	(5)%	41,157	37,255	10%	19,590	26,648	(26)%
% of Revenues Before Reimbursements	62%	68%		64%	67%		55%	54%		71%	67%

Expenses Other than Reimbursements, Direct Compensation, Fringe Benefits & Non-Employee Labor	13,945	15,073	(7)%	37,350	31,436	19%	27,240	25,600	6%	6,400	8,868	(28)%
% of Revenues Before Reimbursements	25%	30%		30%	25%		36%	37%		23%	22%

Total Operating Expenses	48,940	49,395	(1)%	117,629	116,010	1%	68,397	62,855	9%	25,990	35,516	(27)%

Operating Earnings (1)	$7,865	$1,258	525%	$7,315	$9,578	(24)%	$7,045	$6,329	11%	$1,694	$4,514	(62)%
% of Revenues Before Reimbursements	14%	2%		6%	8%		9%	9%		6%	11%

Year Ended December 31,

	U.S. Services		%	International		%	Broadspire		%	Garden City Group		%
	2015	2014	Change	2015	2014	Change	2015	2014	Change	2015	2014	Change

Revenues Before Reimbursements	$242,488	$215,385	13%	$506,650	$488,284	4%	$293,032	$268,890	9%	$128,215	$170,292	(25)%

Direct Compensation, Fringe Benefits & Non-Employee Labor	149,742	133,935	12%	337,125	340,010	(1)%	159,169	149,733	6%	90,363	117,625	(23)%
% of Revenues Before Reimbursements	62%	62%		67%	70%		54%	56%		70%	69%

Expenses Other than Reimbursements, Direct Compensation, Fringe Benefits & Non-Employee Labor	60,044	63,411	(5)%	150,726	122,930	23%	109,846	103,688	6%	26,345	29,818	(12)%
% of Revenues Before Reimbursements	25%	29%		30%	25%		37%	39%		21%	18%

Total Operating Expenses	209,786	197,346	6%	487,851	462,940	5%	269,015	253,421	6%	116,708	147,443	(21)%

Operating Earnings (1)	$32,702	$18,039	81%	$18,799	$25,344	(26)%	$24,017	$15,469	55%	$11,507	$22,849	(50)%
% of Revenues Before Reimbursements	13%	8%		4%	5%		8%	6%		9%	13%
NOTE: "Direct Compensation, Fringe Benefits & Non-Employee Labor" and "Expenses Other Than Direct Compensation, Fringe Benefits & Non-Employee Labor" components are not comparable across segments, but are comparable within each segment across periods.

(1) A non-GAAP financial measurement which represents net income attributable to the applicable reporting segment excluding income taxes, net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, goodwill impairment, restructuring and special charges, and certain unallocated corporate and shared costs. See pages 6-7 for additional information about segment operating earnings.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Year Ended December 31, 2015 and December 31, 2014
Unaudited
(In Thousands)

	2015	2014
Cash Flows From Operating Activities:
Net (Loss) Income	$(45,605)	$31,108
Reconciliation of Net (Loss) Income to Net Cash Provided By Operating Activities:
Depreciation and Amortization	43,498	37,644
Impairment of Goodwill	49,314	—
Deferred Income Taxes	4,120	15,189
Gain on Former Corporate Headquarters Property	—	(836)
Stock-Based Compensation	3,229	1,189
Gain on Disposals of Property and Equipment, Net	(356)	(239)
Changes in Operating Assets and Liabilities, Net of Effects of Acquisitions and Dispositions:
Accounts Receivable, Net	26,526	(24,358)
Unbilled Revenues, Net	3,053	(1,216)
Accrued or Prepaid Income Taxes	5,948	3,099
Accounts Payable and Accrued Liabilities	(21,151)	(23,100)
Deferred Revenues	363	(4,645)
Accrued Retirement Costs	(16,402)	(18,497)
Prepaid Expenses and Other Operating Activities	9,118	(8,732)
Net Cash Provided By Operating Activities	61,655	6,606

Cash Flows From Investing Activities:
Acquisitions of Property and Equipment	(12,144)	(12,485)
Proceeds from Disposals of Property and Equipment	—	1,289
Capitalization of Computer Software Costs	(20,775)	(16,712)
Proceeds from Former Corporate Headquarters Property	—	836
Payments for Acquisitions, Net of Cash Acquired	(68,259)	(3,141)
Cash Surrendered in Sale of Business	—	(1,554)
Net Cash Used In Investing Activities	(101,178)	(31,767)

Cash Flows From Financing Activities:
Cash Dividends Paid	(13,511)	(11,717)
Payments Related to Shares Received for Withholding Taxes Under Stock-Based Compensation Plans	(479)	(2,085)
Proceeds from Shares Purchased Under Employee Stock-Based Compensation Plans	1,320	1,270
Repurchases of Common Stock	(1,240)	(3,390)
Increases in Short-Term and Revolving Credit Facility Borrowings	147,509	121,110
Payments on Short-Term and Revolving Credit Facility Borrowings	(62,017)	(98,821)
Payments on Capital Lease Obligations	(1,993)	(856)
Capitalized Loan Costs	(1,299)	(218)
Dividends Paid to Noncontrolling Interests	(401)	(761)
Net Cash Provided By Financing Activities	67,889	4,532

Effects of Exchange Rate Changes on Cash and Cash Equivalents	(4,756)	(2,868)
Increase (Decrease) in Cash and Cash Equivalents	23,610	(23,497)
Cash and Cash Equivalents at Beginning of Year	52,456	75,953
Cash and Cash Equivalents at End of Year	$76,066	$52,456